Exhibit 10(b)

UniSource Energy Corporation
Severance Pay Plan
(Effective March 4, 2010)

UNISOURCE ENERGY CORPORATION
SEVERANCE PAY PLAN
INTRODUCTION
Effective as of March 4, 2010, UniSource Energy Corporation hereby adopts the UniSource Energy Corporation Severance Pay Plan (the “Plan”).
ARTICLE 1
PURPOSE
1.1    General. The purpose of the Plan is to provide severance benefits to eligible Participants. The Plan provides two forms of severance benefits: (a) Employee Severance Benefits and (b) Officer Group Severance Benefits.
ARTICLE II
DEFINITIONS AND CONSTRUCTION
2.1    Definitions. When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be a term defined in this Article II or in the Introduction. The following words and phrases used in the Plan with the initial letter capitalized shall have the meanings set forth below, unless a clearly different meaning is required by the context in which the word or phrase is used or the word or phrase is defined for a limited purpose elsewhere in the Plan document.
(a)    “Affiliate” means (1) any member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group; and (2) any member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group. Solely for purposes of determining whether a Participant has incurred a Separation from Service, the term “Affiliate” shall have the meaning assigned in Treas. Reg. § 1.409A-1(h)(3) (which generally requires fifty percent (50%) common ownership).
(b)    “Base Salary” means the annual rate of base earnings or, for employees paid on an hourly basis, the hourly rate of base earnings multiplied by the number of hours the employee is regularly scheduled to work per week (up to forty (40)) multiplied by fifty-two (52), of a Participant immediately preceding his or her Separation from Service:
(1)    exclusive of overtime pay, bonuses, commissions, payments for accrued vacations or other special payments; and
(2)    before any deductions, including, but not limited to, any federal, state or other taxes, and salary reduction amounts contributed to benefit plans or programs.

(c)    “Benefits Department” means the organizational unit of Tucson Electric Power Company with responsibility for administering benefit programs sponsored by the Company and its Affiliates.
(d)    “Board” means the Board of Directors of the Company. The Board may delegate its responsibilities in accordance with its standard practices and procedures.
(e)    “Cause” means, for purposes of a Participant’s Separation from Service:
(1)    The willful failure of Participant to perform any of Participant’s duties with an Employer which continues after Employer has given the Participant written notice describing Participant’s failure and provided Participant the opportunity to cure such failure within the time period specified in the written notice;
(2)    Participant’s material violation of Company or Employer policy;
(3)    Any act of fraud or dishonesty;
(4)    The willful failure to report to work for three (3) days or to report to work on the agreed-upon return date after a scheduled leave; or
(5)    The willful engaging by the Participant in conduct that is demonstrably and materially injurious to the Company or any Affiliate, monetarily or otherwise, including acts of fraud, misappropriation, violence or embezzlement for personal gain at the expense of the Company or any Affiliate, conviction of (or plea of guilty or no contest or its equivalent to) a felony, or conviction of (or plea of guilty or no contest or its equivalent to) a misdemeanor involving immoral acts.
(f)    “COBRA” means Section 4980B of the Code.
(g)    “Code” means the Internal Revenue Code of 1986, as amended.
(h)    “Committee” means the group of two (2) or more employees appointed by the Company to administer the Plan.
(i)    “Company” means UniSource Energy Corporation. As used in the Plan, “Company” also means any successor in interest to UniSource Energy Corporation resulting from merger, consolidation, or transfer of substantially all of UniSource Energy Corporation’s assets.
(j)    “Disability” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to (1) result in death or (2) last for a continuous period of not less than twelve (12) months, unable to continue to perform the essential functions of the Participant’s job, with or without any accommodation required by law, for six (6) consecutive calendar months or for shorter periods aggregating one hundred twenty-five (125) business days in any twelve (12) month period.
(k)    “Effective Date” means March 4, 2010.

(l)    “Employee” means an Unclassified, common law employee who is a full-time employee of an Employer scheduled to work at least thirty-two (32) hours per week. Examples of individuals who are not “Employees” of an Employer for this purpose include: (1) consultants; (2) leased employees or workers; (3) individuals providing services to an Employer pursuant to a contract with a third party; (4) temporary employees or workers; (5) independent contractors; (6) employees of independent contractors; and (7) interns.
(m)    “Employee Severance Benefits” means the benefits described in Section 4.1 (Employee Severance Benefits).
(n)    “Employer” means the Company or any Affiliate of the Company that is authorized by the Board to adopt the Plan and which has adopted the Plan pursuant to Article IX (Adoption by Affiliates).
(o)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(p)    “Health Plan” means the Tucson Electric Power Company Benefits by Design Medical Plan as it may be amended or restated from time to time or any successor plan or plans that provide the benefits currently provided under such plan.
(q)    “Officer Group” means Employees who are officers of UniSource Energy Corporation only at the time of Separation from Service.
(r)    “Officer Group Severance Benefits” means the benefits described in Section 4.2 (Officer Group Severance Benefits).
(s)    “Participant” means any Employee who has satisfied the eligibility requirements for participation in the Plan as set forth in Section 3.1 (Participation).
(t)    “Plan” means the UniSource Energy Corporation Severance Pay Plan, as set forth in this document and as it may be amended from time to time.
(u)    “Plan Year” means a twelve (12) month period commencing on each January 1 and ending on each following December 31. The first Plan Year shall be a short Plan Year commencing on the Effective Date and ending on December 31, 2010.
(v)    “Release Agreement” means the Employment Termination and Release Agreement to be executed by a Participant in order to be eligible for and receive Employee Severance Benefits pursuant to Section 4.1 (Employee Severance Benefits) or Officer Group Severance Benefits pursuant to Section 4.2 (Officer Group Severance Benefits). The Release Agreement shall be prepared only by an Employer.
(w)    “Separation from Service” means either: (1) the termination of a Participant’s employment with the Company and all Affiliates; or (2) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is twenty percent (20%) or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding thirty-six (36) months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii).
A Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract). If the Participant’s period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first (1st) day immediately following the expiration of such six (6) month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.
(x)    “Unclassified” means a person who is not a member of a collective bargaining unit.
(y)    “Year of Service” means a twelve (12) month period during which an Employee performs services for the Employers, including a predecessor to any Employer, counting each month as one-twelfth (1/12th) of a year if the Employee was employed by an Employer on any day of that calendar month. If the Employee’s employment with the Employers includes a break in employment, then only the Years of Service in the last period of employment will be considered Years of Service.
2.2    Special Purpose Definitions. Additional definitions of terms that have limited application may be set forth in the Section or Sections to which they apply.
2.3    Construction. The masculine gender, when appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the Plan clearly states to the contrary. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of the Plan. If any provision of the Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect. All of the provisions of the Plan shall be construed and enforced according to the laws of the State of Arizona and shall be administered according to the laws of such state, except as otherwise required by ERISA, the Code, or other applicable Federal law.
ARTICLE III
ELIGIBILITY
3.1    Participation. An Employee will become a Participant in the Plan as of the day on which the Employee completes six (6) months of service. If an Employee terminates employment prior to completing six (6) months of service, the Employee shall not become a Participant and shall not be entitled to receive any benefits under this Plan.
3.2    Eligibility for Employee Severance Benefits. In order to be eligible for Employee Severance Benefits, a Participant must (a) incur a Separation from Service due to the Employer’s involuntary termination of the Participant’s employment without Cause, (b) not be a member of the Officer Group at the time of Separation from Service, (c) not be ineligible to receive benefits under

Section 3.5 (Certain Employees Ineligible for Benefits), (d) not be entitled to receive severance benefits under any other plan, program or agreement, including a change in control agreement, and (e) sign and deliver a Release Agreement pursuant to Section 3.4 (Release Agreement) below. A Participant who receives Employee Severance Benefits is not eligible to receive Officer Group Severance Benefits.
3.3    Eligibility for Officer Group Severance Benefits. In order to be eligible for Officer Group Severance Benefits, a Participant must (a) incur a Separation from Service due to the Employer’s involuntary termination of the Participant’s employment without Cause, (b) be a member of the Officer Group at the time of Separation from Service, (c) not be ineligible to receive benefits under Section 3.5 (Certain Employees Ineligible for Benefits), (d) not be entitled to receive severance benefits under any other plan, program or agreement, including a change in control agreement, and (e) sign and deliver a Release Agreement pursuant to Section 3.4 (Release Agreement) below. A Participant who receives Officer Group Severance Benefits is not eligible to receive Employee Severance Benefits.
3.4    Release Agreement. The Release Agreement required by Sections 3.2 (Eligibility for Employee Severance Benefits) and 3.3 (Eligibility for Officer Group Severance Benefits) shall comply with the requirements of this Section.
(a)    General. The Release Agreement shall contain such terms and conditions as are satisfactory to the Company, including, but not limited to, the release of any and all claims that the Participant may then have, as of the signing of such Release Agreement, against the Company, its Affiliates, employees, officers and directors. The Participant generally shall receive the Release Agreement on the date of the Participant’s Separation from Service or in any event no more than five (5) days following the Participant’s Separation from Service. If the Participant is forty (40) years of age or older, the Participant shall have either twenty-one (21) or forty-five (45) calendar days (with the exact amount of time to be specified by the Employer in the Release Agreement) following the date the Release Agreement is given to the Participant to sign and return the Release Agreement to the Company.
(b)    Revocation of the Release Agreement. If the Participant is forty (40) years of age or older, then within seven (7) calendar days after delivery of the Release Agreement to the Employer by the Participant, the Participant shall be entitled to revoke the Release Agreement by returning the signed copy or counterpart original of the Release Agreement to the Employer. The returned Release Agreement shall include the Participant’s written signature in a space provided thereon, indicating his or her decision to revoke the Release Agreement.
(c)    Impact of Revocation. The revocation of a previously signed and delivered Release Agreement pursuant to the above shall be deemed to constitute an irrevocable election by the Participant to have declined the election of Employee Severance Benefits and Officer Group Severance Benefits.
(d)    Restrictive Covenants/Confidentiality. The Company may, in its discretion, include in the Release Agreement any non-competition, non-solicitation or other restrictive covenants and confidentiality provisions the Company concludes are necessary to protect the business interests of the Company or any Affiliate. In the event the Company decides to include such provisions in the Release Agreement, the Participant must agree to be bound by such provisions as a condition to receipt of Employee Severance Benefits or Officer Group Severance Benefits, as the case may be.

3.5    Certain Employees Ineligible for Benefits. The following Employees shall be ineligible to receive Employee Severance Benefits or Officer Group Severance Benefits under this Plan:
(a)    Employees whose terms and conditions of employment are subject to collective bargaining;
(b)    Employees who are regularly scheduled to work fewer than thirty-two (32) hours per week;
(c)    Employees whose employment with an Employer is terminated for Cause;
(d)    Employees who voluntarily resign from employment with an Employer;
(e)    Employees who retire from employment with an Employer;
(f)    Employees whose employment with an Employer terminates due to Disability;
(g)    Employees whose employment with an Employer terminates due to death; and
(h)    Employees who do not incur a Separation from Service from the Company and all of its Affiliates.
ARTICLE IV
BENEFITS
4.1    Employee Severance Benefits. Participants satisfying the eligibility requirements set forth in Section 3.2 (Eligibility for Employee Severance Benefits) shall be entitled to the following benefits:
(a)    Employee Severance Pay. Subject to the requirements of Section 4.3 (Payment Date), severance pay shall be paid over the severance period (defined below) in substantially equal installments in accordance with the Employer’s regular payroll practices. The severance period begins on the later of (i) the day following the Employer’s receipt of Participant’s signed Release Agreement described in Section 3.4 (Release Agreement), or (ii) the day following the expiration of the revocation period described in Section 3.4(b) (Release Agreement – Revocation of the Release Agreement) or any revocation period otherwise provided in the Participant’s Release Agreement. If any portion of the severance pay is subject to Section 409A of the Code, the preceding sentence does not apply and, instead, the severance period begins on the sixtieth (60th) day following the date of the Participant’s Separation from Service. In either case, the severance period continues for the number of weeks of Base Salary that the Participant is entitled to receive pursuant to the remaining provisions of this Section 4.1(a). A Participant shall be entitled to severance pay as follows:

(1)    Category 1. Three (3) weeks of Base Salary for each Year of Service, not to exceed forty (40) weeks of Base Salary, nor to be less than eight (8) weeks of Base Salary.
Category 1 Participants are the following:

Company	Pay Grades
SES	A16
TEP	A16
UES	15

(2)    Category 2. Two (2) weeks of Base Salary for each Year of Service, not to exceed thirty (30) weeks of Base Salary, nor to be less than four (4) weeks of Base Salary.
Category 2 Participants are the following:

Company	Pay Grades
SES	A10 through A14
TEP	A10 through A14
UES	11 through 14

(3)    Category 3. Two (2) weeks of Base Salary for each Year of Service, not to exceed twenty (20) weeks of Base Salary, nor to be less than four (4) weeks of Base Salary.
Category 3 Participants are the following:

Company	Pay Grades
SES	B05 through B10
TEP	B05 through B10
UES	06 through 10

(4)    Category 4. One (1) week of Base Salary for each Year of Service, not to exceed ten (10) weeks of Base Salary, nor to be less than two (2) weeks of Base Salary.
Category 4 Participants are the following:

Company	Pay Grades
SES	C01 through C05
TEP	C01 through C05
UES	A1 through A3 and 01 through 05

(b)    Employee Medical, Dental and Vision Coverage. If a Participant is eligible for and timely elects COBRA continuation coverage, the COBRA premium for medical, dental and vision coverage under the Health Plan, as the Participant had elected prior to the Participant’s Separation from Service, shall be subsidized by the Employer for the specified period (below) immediately following the Participant’s Separation from Service. The Employer’s share of the COBRA premium (the subsidy) shall equal the Employer’s share of the cost of the Employee’s coverage under the Health Plan as in effect prior to the Participant’s Separation from Service. If the Participant fails to pay the balance of the COBRA premium in a timely manner, the subsidy (and the COBRA coverage) shall end. No Participant may elect to receive cash or any other allowance in lieu of medical, dental or vision coverage under the Health Plan.
(1)    Applicable Time Periods:
Category 1 Participants    Up to six (6) months
Category 2 Participants    Up to four (4) months
Category 3 Participants    Up to two (2) months
Category 4 Participants    One (1) month
(2)    Eligibility for Comparable Benefits. The subsidy provided pursuant to this Section 4.1(b) shall terminate when the Participant becomes eligible for comparable benefits offered by a subsequent employer, on a plan-by-plan basis, or when the Participant is no longer eligible to receive COBRA continuation coverage, whichever first occurs.
If a Participant has elected a health care option pursuant to which the Employer has agreed to make contributions to the Participant’s Health Savings Account, then the Employer shall pay to the Participant a lump sum in an amount equal to the contributions the Employer would have made to the Participant’s Health Savings Account during the specified period (described in Section 4.1(b)(1) above) immediately following the Participant’s Separation from Service, plus a tax allowance in an amount equal to the federal, state and local taxes imposed on the Participant with respect to such contributions and with respect to the tax allowance. For purposes of determining the amount of the tax allowance payment, the Participant will be deemed to pay federal, state and local income taxes at the Participant’s actual marginal rate of federal, state and local income taxation in the calendar year in which the Company makes such lump sum payment, net of the maximum reduction in federal income taxes that could be obtained by deducting such state and local taxes. The lump sum payment described in this paragraph will be paid at the time specified in Section 4.3(a) (Payment Date – General Rule).
(c)    Employee COBRA Continuation Coverage. The specified period (from one (1) to six (6) months, as applicable) during which the Employer provides the COBRA premium subsidy described in Section 4.1(b) (Employee Severance Benefits – Employee Medical, Dental and Vision Coverage) runs concurrently with and does not extend the legally required period during which the Participant is entitled to continuation of coverage under the Health Plan pursuant to COBRA.

4.2    Officer Group Severance Benefits. Participants satisfying the eligibility requirements of Section 3.3 (Eligibility for Officer Group Severance Benefits) shall be entitled to receive the following benefits:
(a)    Officer Group Severance Pay. Subject to the requirements of Section 4.3 (Payment Date), severance pay shall be paid over the severance period (defined below) in substantially equal installments in accordance with the Employer’s regular payroll practices. The severance period begins on the later of (i) the day following the Employer’s receipt of Participant’s signed Release Agreement described in Section 3.4 (Release Agreement), or (ii) the day following the expiration of the revocation period described in Section 3.4(b) (Release Agreement – Revocation of the Release Agreement) or any revocation period otherwise provided in the Participant’s Release Agreement. If any portion of the severance pay is subject to Section 409A of the Code, the preceding sentence does not apply and, instead, the severance period begins on the sixtieth (60th) day following the date of the Participant’s Separation from Service. In either case, the severance period continues for the number of weeks of Base Salary that the Participant is entitled to receive pursuant to the remaining provisions of this Section 4.2(a). A Participant shall be entitled to severance pay as follows:
(1)    Chief Executive Officer. Two (2) years of Base Salary.
(2)    Senior Vice President. One and one-half (1.5) years of Base Salary.
(3)    Vice President. One (1) year of Base Salary.
(b)    Officer Group Medical, Dental and Vision Coverage. If a Participant is eligible for and timely elects COBRA continuation coverage, the COBRA premium for medical, dental and vision coverage under the Health Plan, as the Participant had elected prior to the Participant’s Separation from Service, shall be subsidized by the Employer for up to twelve (12) months immediately following the Participant’s Separation from Service. The Employer’s share of the COBRA premium (the subsidy) shall equal the Employer’s share of the cost of the Employee’s coverage under the Health Plan as in effect prior to the Participant’s Separation from Service. If the Participant fails to pay the balance of the COBRA premium in a timely manner, the subsidy (and the COBRA coverage) shall end. No Participant may elect to receive cash or any other allowance in lieu of medical, dental or vision coverage under the Health Plan.
If a Participant has elected a health care option pursuant to which the Employer has agreed to make contributions to the Participant’s Health Savings Account, then the Employer shall pay to the Participant a lump sum in an amount equal to the contributions the Employer would have made to the Participant’s Health Savings Account during the twelve (12) month period immediately following the Participant’s Separation from Service, plus a tax allowance in an amount equal to the federal, state and local taxes imposed on the Participant with respect to such contributions and with respect to the tax allowance. For purposes of determining the amount of the tax allowance payment, the Participant will be deemed to pay federal, state and local income taxes at the Participant’s actual marginal rate of federal, state and local income taxation in the calendar year in which the Company makes such lump sum payment, net of the maximum reduction in federal income taxes that could be obtained by deducting such state and local taxes. The lump sum payment described in this paragraph will be paid at the time specified in Section 4.3(a) (Payment Date – General Rule).

(c)    Eligibility for Comparable Benefits. Coverage provided pursuant to Section 4.2(b) (Officer Group Severance Benefits -- Officer Group Medical, Dental and Vision Coverage) shall terminate when the Participant becomes eligible for comparable benefits offered by a subsequent employer, on a plan-by-plan basis, or when the Participant is no longer eligible to receive COBRA continuation coverage, whichever first occurs.
(d)    Officer Group COBRA Continuation Coverage. The specified period (twelve (12) months) during which the Employer provides the COBRA premium subsidy described in Section 4.2(b) (Officer Group Severance Benefits – Officer Group Medical, Dental and Vision Coverage) runs concurrently with and does not extend the legally required period during which the Participant is entitled to continuation of coverage under the Health Plan pursuant to COBRA.
(e)    Officer Group Prorated Bonus. A Participant who is a member of the Officer Group also will be eligible to receive a pro rata payment pursuant to the UniSource Energy Corporation Performance Enhancement Plan or any successor plan (the “Incentive Compensation Plan”) for the year in which the Participant’s Separation from Service occurs, with such payment being made at the same time as payments are made generally under the Incentive Compensation Plan. The pro rata payment will equal the amount that would otherwise be due (based on the performance of the Participant and/or the Company as determined under the Incentive Compensation Plan), if any, under the Incentive Compensation Plan for the relevant year pro rated based on the number of days that have elapsed in the year prior to the Participant’s Separation from Service as compared to three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable.
4.3    Payment Date. All payments shall be made in accordance with this Section 4.3.
(a)    General Rule. Notwithstanding any other provision of this Plan to the contrary, no payment shall be made prior to the Participant’s Separation from Service. Except as noted below, the first installment of any severance pay due to a Participant pursuant to Section 4.1(a) (Employee Severance Benefits – Employee Severance Pay) or Section 4.2(a) (Officer Group Severance Benefits – Officer Group Severance Pay) shall be paid on the pay date following the close of the first pay period ending after the later of (1) the day on which the Employer receives Participant’s signed Release Agreement, or (2) the last day on which the Participant may revoke a previously executed and timely delivered Release Agreement. If any portion of the severance pay due to a Participant is subject to Section 409A of the Code, the prior sentence does not apply and, instead, the first installment of any severance pay due to such Participant shall be paid on the pay date following the close of the first pay period ending after the sixtieth (60th) day following the Participant’s Separation from Service. Installments shall continue throughout the severance period as described in Section 4.1(a) (Employee Severance Benefits – Employee Severance Pay) and Section 4.2(a) (Officer Group Severance Benefits – Officer Group Severance Pay). The lump sum payment to which a Participant may be entitled pursuant to Section 4.1(b) (Employee Severance Benefits – Employee Medical, Dental and Vision Coverage) or Section 4.2(b) (Officer Group Severance Benefits – Officer Group Medical, Dental and Vision Coverage) shall be paid on the same date on which the Participant receives the first installment of severance pay, as described in this Section 4.3(a). The prorated bonus to which a Participant who is a member of the Officer Group may be entitled pursuant to Section 4.2(e) (Officer Group Severance Benefits – Officer Group Prorated Bonus) shall be paid on the date on which the Employer makes payments to participants pursuant to the Incentive Compensation Plan.
(b)    Separation Pay Exception. In order to comply with Section 409A of the Code, the payments made to a “Specified Employee” (as defined in Treas. Reg. § 1.409A-1(i)) during the first six (6) months following the Specified Employee’s Separation from Service must satisfy the requirements of the separation pay exception set forth in Treas. Reg. § 1.409A-1(b)(9)(iii). Accordingly the total amount that may be paid to any Participant who is a Specified Employee within the first six (6) months following his Separation from Service may not exceed the “Cap” described in the next sentence. The “Cap” shall equal two (2) times the lesser of (1) the Participant’s annualized compensation based upon the annual rate of pay for services provided to the Employer for the taxable year of the Participant preceding the taxable year of the Participant in which the Participant has a Separation from Service with the Employer (adjusted for any increase during that year that was expected to continue indefinitely if the Participant had not Separated from Service) or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant has a Separation from Service. (For Separations from Service occurring in 2010, the maximum amount that may be taken into account for qualified plan purposes is $245,000.) If the total amount that would be payable to a Specified Employee who is not a member of the Officer Group during the first six (6) months following the Participant’s Separation from Service would exceed the Cap, the excess shall be subtracted, in equal installments, from the amounts that would otherwise be due pursuant to Section 4.1(a) (Employee Severance Benefits – Employee Severance Pay). If the total amount that would be payable to a Participant who is a member of the Officer Group during the first six (6) months following the Participant’s Separation from Service would exceed the Cap, the excess shall be subtracted, in equal installments, from the amounts that would otherwise be due pursuant to Section 4.2(a) (Officer Group Severance Benefits – Officer Group Severance Pay). In any event, the excess will then be paid, in one (1) lump sum payment, on the first (1st) day of the seventh (7th) month following the day on which the Participant has a Separation from Service.
(c)    Distributions Treated as Made Upon a Designated Event. If an Employer fails to make any payment, either intentionally or unintentionally, within the time period specified in this Plan, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in this Plan pursuant to Treas. Reg. § 1.409A‑3(d). In addition, if a payment is not made due to a dispute with respect to such payment, the payment may be delayed in accordance with Treas. Reg. § 1.409A‑3(g).
(d)    Ban on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Plan be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

(e)    No Elections. No Participant has any right to make any election regarding the time or form of any payment due under this Plan.
(f)    Installment Payments. Each installment payment payable pursuant to the Plan shall be treated as a separate payment as permitted by Treas. Reg. § 1.409A-2(b)(2)(iii).
4.4    Suspension of Benefits. Any Officer Group Severance Benefits or Employee Severance Benefits a Participant is receiving pursuant to the terms and conditions of this Article IV shall terminate in the event, and at the time that, (a) the Participant is subsequently rehired as an Employee of an Employer, or (b) the Participant violates the terms of any non-competition, non-solicitation or other restrictive covenants or confidentiality provisions included in the Release Agreement described in Section 3.4 (Release Agreement) or in any other agreement into which the Participant has entered with an Employer.
4.5    No Duplication of Benefits.
(a)    General Rule. Except as otherwise provided in Section 4.5(b) (No Duplication of Benefits – Cessation of Plan Benefits upon Eligibility for Change in Control Severance Benefits), the right to receive any Officer Group Severance Benefits or Employee Severance Benefits pursuant to the Plan is specifically conditioned upon the Participant either waiving or being ineligible for any and all benefits under any other severance, retention or change in control plan, program or agreement sponsored by any Employer or any successor.
(b)    Cessation of Plan Benefits upon Eligibility for Change in Control Severance Benefits. Notwithstanding Section 4.5(a) (No Duplication of Benefits – General Rule), if the Participant incurs a Separation from Service for which the Participant becomes entitled to, and receives, Employee Severance Benefits or Officer Group Severance Benefits pursuant to the Plan and if the Participant also is a party to a change in control agreement with an Employer pursuant to which the Participant becomes entitled to change in control severance payments, the Participant will cease receiving Officer Group Severance Benefits or Employee Severance Benefits, as the case may be, as of the date on which the Participant becomes entitled to severance payments and benefits pursuant to the change in control agreement. The payments and benefits due to the Participant pursuant to the change in control agreement will then be reduced by the amount of any Officer Group Severance Benefits or Employee Severance Benefits, as the case may be, the Participant already has received pursuant to the Plan.
ARTICLE V
PLAN ADMINISTRATION
5.1    Plan Administration. The Committee shall administer the Plan. The Committee shall be the “Named Fiduciary” for purposes of ERISA and shall have the authority to control, interpret and construe the Plan and manage the operations thereof. Any such interpretation and construction of any provisions of the Plan by the Committee shall be final. The Committee shall, in addition to the foregoing, exercise such other powers and perform such other duties as it may deem advisable in the administration of the Plan. The Committee may delegate some (or all) of its authority hereunder to the Benefits Department. The Committee also may engage agents and obtain other assistance from the Employers, including Employer counsel.

The Committee shall not be responsible for any action taken or not taken on the advice of legal counsel. The Committee is given specific authority to allocate and revoke responsibilities among its members or designees. When the Committee has allocated authority pursuant to the foregoing, the Committee shall not be liable for the acts or omissions of the party to whom such responsibility has been allocated, except to the extent provided by law.
5.2    Claims Procedures.
(a)    Initial Claim. A claim for benefits under the Plan must be submitted to the Benefits Department.
(1)    Notice of Decision. Written notice of the disposition of the claim shall be furnished to the claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Benefits Department, unless the Benefits Department determines that special circumstances require an extension of time for processing the claim. If the Benefits Department determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Benefits Department expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. If the claim is denied, the notice required pursuant to this Section shall set forth the following:
(A)    The specific reason or reasons for the adverse determination;
(B)    Special reference to the specific Plan provisions upon which the determination is based;
(C)    A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(D)    An explanation of the Plan’s appeal procedure and the time limits applicable to an appeal, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
(b)    Appeal Procedures. Every claimant shall have the right to appeal an adverse benefits determination to the Committee (including, but not limited to, whether the Participant’s Separation from Service was for Cause). Such an appeal may be accomplished by a written notice of appeal filed with the Committee within sixty (60) days after receipt by the claimant of written notification of the adverse benefits determination. Claimants shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. Claimants will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, such relevance to be determined in accordance with Section 5.2(c) (Claims Procedures – Definition of Relevant) below. The appeal shall take into account all comments, documents, records, and other information submitted by claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(1)    Notice of Decision. Notice of a decision on appeal shall be furnished to the claimant within a reasonable period of time, but not later than sixty (60) days after receipt of the appeal by the Committee unless the Committee determines that special circumstances (such as the need to hold a hearing if the Committee determines that a hearing is required) require an extension of time for processing the claim. If the Committee determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Committee expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial sixty (60) day period. The notice required by the first sentence of this Section shall be in writing, shall be set forth in a manner calculated to be understood by the claimant and, in the case of an adverse benefit determination, shall set forth the following:
(A)    The specific reason or reasons for the adverse determination;
(B)    Reference to the specific Plan provisions upon which the determination is based;
(C)    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, such relevance to be determined in accordance with Section 5.2(c) (Claims Procedures – Definition of Relevant), below; and
(D)    An explanation of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.
(c)    Definition of Relevant. For purposes of this Section, a document, or other information shall be considered “relevant” to the claimant’s claim if such document, record or other information:
(1)    Was relied upon in making the benefit determination;
(2)    Was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or
(3)    Demonstrates compliance with the administrative processes and safeguards required pursuant to this Section 5.2 on making the benefit determination.
(d)    Decisions Final; Procedures Mandatory. To the extent permitted by law, a decision on review or appeal shall be binding and conclusive upon all persons whomsoever. To the extent permitted by law, completion of the claims procedures described in this Section shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan. The Committee may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.
(e)    Time for Filing Legal or Equitable Action. Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan must be commenced not later than the earlier of: (1) the shortest applicable statute of limitations provided by law; or (2) two (2) years after the date the written copy of the Committee’s decision on review is delivered to the claimant in accordance with Section 5.2(b)(1) (Claims Procedures – Appeal Procedures – Notice of Decision).
ARTICLE VI
BINDING AGREEMENT
6.1    General. Subject to the right of the Company to amend or terminate the Plan, and the Committee’s right to interpret the Plan, the Plan shall be for the benefit of, and be enforceable by, a Participant or the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die after satisfying the requirements for the receipt of benefits hereunder, any amount remaining unpaid to him or her, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant’s designee or, if there is no such designee, to the Participant’s estate.
ARTICLE VII
NOTICE
7.1    General. For the purpose of the Plan, and except as specifically set forth herein, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the Participant at his or her last known address, and to the Company at its headquarters, directed to the attention of the Secretary of the Company; or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
ARTICLE VIII
AMENDMENT AND TERMINATION
8.1    General. The Plan may be amended, in whole or in part, or terminated at any time, by the Company subject to the following exceptions:
(a)    No amendment or termination of the Plan shall impair or abridge the obligations of an Employer already incurred.
(b)    No amendment or termination of the Plan shall affect the rights of a Participant who incurred a Separation from Service before the effective date of such amendment or termination.
(c)    Notwithstanding the foregoing, the Plan may be amended at will at any time and from time to time by the Company to reflect changes necessary due to revisions to, or interpretations of: (1) ERISA; (2) the Code; or (3) any other provision of applicable state or federal law.

(d)    Notwithstanding any provision of this Plan to the contrary, no amendment may be made if it will result in a violation of Section 409A of the Code, and any such amendment shall at no time have any legal validity.
ARTICLE IX
ADOPTION BY AFFILIATES
9.1    Adoption by Affiliates.
(a)    An Affiliate, by action of its board of directors, may adopt the Plan with respect to its Employees only with the approval of the Board.
(b)    Except as otherwise clearly indicated by the context, “Employer” as used herein shall include each Affiliate that has adopted this Plan in accordance with this Section 9.1.
(c)    By adopting the Plan, each participating Affiliate shall be deemed to have agreed to:
(1)    Assume the obligations and liabilities imposed upon it by the Plan with respect to the its Employees;
(2)    Comply with all of the terms and provisions of the Plan;
(3)    Delegate to the Committee the power and responsibility to administer the Plan with respect to the Affiliate’s Employees;
(4)    Delegate to the Company the full power to amend or terminate the Plan with respect to the Affiliate’s Employees; and
(5)    Be bound by any action taken by the Company pursuant to the terms and provisions of the Plan, regardless of whether such action is taken with or without the consent of the Affiliate.
(d)    Any Affiliate that has adopted this Plan for the benefit of its Employees may terminate its adoption of the Plan by action of its board of directors and timely providing notice to the Company of such termination.
(e)    The Company and each participating Affiliate shall bear the costs and expenses of, and shall be solely responsible for, providing benefits to their respective Employees who are Participants. Such costs and expenses shall be allocated among participating Affiliates in accordance with agreements entered into between the Company and any participating Affiliate, or in the absence of such an agreement, procedures adopted by the Company.

ARTICLE X
MISCELLANEOUS
10.1    Withholding. Any payments provided for hereunder shall be paid subject to any applicable withholding required under federal, state or local law.
10.2    No Right of Assignment. Neither a Participant nor any person taking on behalf of a Participant may anticipate, assign or alienate (either by law or equity) any benefit provided under the Plan, and the Employer shall not recognize any such anticipation, assignment or alienation. Furthermore, to the extent permitted by law, a benefit under the Plan is not subject to attachment, garnishment, levy, execution or other legal or equitable process.
10.3    No Employment Contract. Notwithstanding anything to the contrary contained in the Plan, by the adoption of the Plan, the Employers do not intend to change the employment-at-will relationship with any employee. Instead, the Employers retain the absolute right to terminate any employee at any time.
10.4    Mitigation of Benefits. A Participant shall not be required to mitigate the amount of payment provided for in the Plan by seeking other employment or otherwise, and except as set forth in the Plan, the amount of any payment or benefit provided for shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, or by retirement benefits received.
10.5    Service of Process. The Statutory Agent of the Company shall be the agent for service of process in matters relating to the Plan.
10.6    ERISA Plan. The Plan shall be interpreted as, and is intended to qualify as, a severance pay plan under ERISA, and therefore does not constitute an employee pension benefit plan pursuant to Section 3(2) of ERISA.
10.7    Compliant Operation and Interpretation. This Plan shall be administered in accordance with Section 409A of the Code or an exception thereto, and each provision of the Plan shall be interpreted, to the extent possible, to comply with Section 409A of the Code or an exception thereto. Although this Plan has been designed comply with Section 409A of the Code or to fit within an exception to the requirements of Section 409A of the Code, the Company specifically does not warrant such compliance. Each Participant is fully responsible for any and all taxes or other amounts imposed by Section 409A or any other provision of the Code.
IN WITNESS WHEREOF, the Company has caused this Plan document to be executed by its duly authorized representative on this ______ day of ______________, 2010.
UNISOURCE ENERGY CORPORATION
By:
Its:

TABLE OF CONTENTS

	ARTICLE I	Page
	PURPOSE
	1
1.1	General	1
	ARTICLE II
	DEFINITIONS AND CONSTRUCTION
	1
2.1	Definitions	1
2.2	Special Purpose Definitions	4
2.3	Construction	4
	ARTICLE III
	ELIGIBILITY
	4
3.1	Participation	4
3.2	Eligibility for Employee Severance Benefits	4
3.3	Eligibility for Officer Group Severance Benefits	5
3.4	Release Agreement	5
3.5	Certain Employees Ineligible for Benefits	6
	ARTICLE IV
	BENEFITS
	6
4.1	Employee Severance Benefits	6
4.2	Officer Group Severance Benefits	8
4.3	Payment Date	10
4.4	Suspension of Benefits	11
4.5	No Duplication of Benefits	12
	ARTICLE V
	PLAN ADMINISTRATION
	12
5.1	Plan Administration	12
5.2	Claims Procedures	12
	ARTICLE VI
	BINDING AGREEMENT
	15

6.1	General	15

i

TABLE OF CONTENTS
(continued)

		Page
	ARTICLE VII
	NOTICE
	15
7.1	General	15
	ARTICLE VIII
	AMENDMENT AND TERMINATION
	15

8.1	General	15
	ARTICLE IX
	ADOPTION BY AFFILIATES
	16
9.1	Adoption by Affiliates	16
	ARTICLE X
	MISCELLANEOUS
	16
10.1	Withholding	16
10.2	No Right of Assignment	16
10.3	No Employment Contract	17
10.4	Mitigation of Benefits	17
10.5	Service of Process	17
10.6	ERISA Plan	17
10.7	Compliant Operation and Interpretation	17

ii

FIRST AMENDMENT
TO THE
UNISOURCE ENERGY CORPORATION
SEVERANCE PAY PLAN
Effective as of March 4, 2010, UniSource Energy Corporation (the “Company”) adopted the UniSource Energy Corporation Severance Pay Plan (the “Plan”) to provide severance benefits to eligible employees. By execution of this instrument, the Company now desires to amend the Plan as set forth below.
1.Except as otherwise set forth below, this First Amendment shall be effective as of the date on which it is executed.
2.Section 2.1(q) (Definitions - Officer Group) of the Plan is hereby amended and restated in its entirety to read as follows:
(q)    “Officer Group” means the Employees who, at the time of their Separation from Service, have the title of Chief Executive Officer, President, Executive Vice President, Senior Vice President, or Vice President and any other Employee who is designated as a member of the Officer Group by the Compensation Committee of the Company's Board of Directors. The designation must be made in the minutes of a meeting of the Compensation Committee, in a unanimous written consent signed by all of the members of the Compensation Committee or in an addendum to this Plan which is approved by the Compensation Committee.
3.Section 2.1 (Definitions) of the Plan is hereby amended by the addition of the following new definitions to the end thereof:
(z)    “Director” means any employee who is classified as a Director pursuant to the Company's employee classification system.
(aa)    “Senior Director” means any employee who is classified as a Senior Director pursuant to the Company's employee classification system.
(bb)    “Tier I Officer” means the Chief Executive Officer of the Company and any other officer of the Company who is designated as a Tier I Officer by the Compensation Committee of the Company's Board of Directors. The designation must be made in the minutes of a meeting of the Compensation Committee, in a unanimous written consent signed by all of the members of the

Compensation Committee, or in an addendum to this Plan which is approved by the Compensation Committee. A designation by the Compensation Committee shall override the classification (i.e. Tier I, Tier II, or Tier III) that would otherwise apply based on the officer's title.
(cc)    “Tier II Officer” means any member of the Officer Group with the title of President, Executive Vice President or Senior Vice President and any other officer of the Company who is designated as a Tier II Officer by the Compensation Committee of the Company's Board of Directors. The designation must be made in the minutes of a meeting of the Compensation Committee, in a unanimous written consent signed by all of the members of the Compensation Committee, or in an addendum to this Plan which is approved by the Compensation Committee. A designation by the Compensation Committee shall override the classification (i.e. Tier I, Tier II, or Tier III) that would otherwise apply based on the officer's title.
(dd)    “Tier III Officer” means any member of the Officer Group with the title of Vice President and any other officer of the Company who is designated as a Tier III Officer by the Compensation Committee of the Company's Board of Directors. The designation must be made in the minutes of a meeting of the Compensation Committee, in a unanimous written consent signed by all of the members of the Compensation Committee, or in an addendum to this Plan which is approved by the Compensation Committee. A designation by the Compensation Committee shall override the classification (i.e. Tier I, Tier II, or Tier III) that would otherwise apply based on the officer's title.
4.Section 4.1(a) (Employee Severance Benefits - Employee Severance Pay) of the Plan is hereby amended and restated in its entirety to read as follows:
(a)    Employee Severance Pay. Subject to the requirements of Section 4.3 (Payment Date), severance pay shall be paid over the severance period (defined below) in substantially equal installments in accordance with the Employer's regular payroll practices. The severance period begins on the later of (i) the day following the Employer's receipt of the Participant's signed Release Agreement described in Section 3.4 (Release Agreement), or (ii) the day following the expiration of the revocation period described in Section 3.4(b) (Release Agreement - Revocation of the Release Agreement) or any revocation period otherwise provided in the Participant's Release Agreement. Notwithstanding anything in the Plan to the contrary, if any portion of the severance pay is subject to Section 409A of the Code, and if the release consideration period described in Release Agreement, plus the revocation period described in the Release Agreement, spans two calendar years, the severance period shall begin in the second calendar year. In any event, the severance period shall continue for the number of weeks of Base Salary that the

Participant is entitled to receive pursuant to the remaining provisions of this Section 4.1(a). A Participant shall be entitled to severance pay as follows:
5.Section 4.1(a)(1) (Employee Severance Benefits - Employee Severance Pay -Category 1) of the Plan is hereby amended and restated in its entirety to read as follows:
(1)    Category 1. Category 1 Participants shall consist of Senior Directors, Directors, and any other individual designated by the Company as a Category 1 Participant. Directors shall be entitled to three (3) weeks of Base Salary for each Year of Service, not to exceed forty (40) weeks of Base Salary. Senior Directors shall be entitled to three (3) weeks of Base Salary for each Year of Service, not to exceed fifty-two (52) weeks of Base Salary. Notwithstanding the foregoing, a Category 1 Participant shall be entitled to receive a minimum of eight (8) weeks of Base Salary.
6.The first paragraph of Section 4.1(b)(2) (Employee Severance Benefits - Eligibility for Comparable Benefits) of the Plan is hereby amended and restated in its entirety to read as follows:
(2)    Eligibility for Comparable Benefits. The subsidy provided pursuant to this Section 4.1(b) shall terminate, on a plan-by-plan or coverage-by-coverage basis, on the first to occur of any of the following events: (i) the date on which the Participant becomes eligible to elect to receive Medicare coverage; (ii) the date on which the Participant becomes eligible for comparable benefits pursuant to any retiree medical plan; (iii) the date on which the Participant becomes eligible for comparable benefits offered by a subsequent employer; or (iv) the date on which the Participant is no longer eligible to receive COBRA continuation coverage.
7.Section 4.2(a) (Officer Group Severance Benefits - Officer Group Severance Pay) of the Plan is hereby amended and restated in its entirety to read as follows:
(a)    Officer Group Severance Pay. Subject to the requirements of Section 4.3 (Payment Date), severance pay shall be paid over the severance period (defined below) in substantially equal installments in accordance with the Employer's regular payroll practices. The severance period begins on the later of (i) the day following the Employer's receipt of the Participant's signed Release Agreement described in Section 3.4 (Release Agreement), or (ii) the day following the expiration of the revocation period described in Section 3.4(b) (Release Agreement - Revocation of the Release Agreement) or any revocation period otherwise provided in the Participant's Release Agreement Notwithstanding anything in the Plan to the contrary, if any portion of the severance pay is subject to Section 409A of the Code, and if the release consideration period described in the Release Agreement, plus the revocation period described in the Release Agreement, spans two calendar years, the severance period shall begin in the second calendar year. In any event, the severance period shall continue for the number of weeks of Base Salary that the Participant is entitled to receive pursuant to the remaining provisions of this Section 4.2(a). A Participant shall be entitled to severance pay as follows:
(1)    Tier I Officer. Two (2) years of Base Salary.
(2)    Tier II Officer. One and one-half (1.5) years of Base Salary.
(3)    Tier III Officer. One (1) year of Base Salary.
8.Section 4.2(c) (Officer Group Severance Benefits - Eligibility for Comparable Benefits) of the Plan is hereby amended and restated in its entirety to read as follows:
(c)    Eligibility for Comparable Benefits. Coverage provided pursuant to Section 4.2(b) (Officer Group Severance Benefits - Officer Group Medical, Dental, and Vision Coverage) shall terminate, on a plan-by-plan or coverage-by-coverage basis, on the first to occur of any of the following events: (i) the date on which the Participant becomes eligible to elect to receive Medicare coverage; (ii) the date on which the Participant becomes eligible for comparable benefits pursuant to any retiree medical plan; (iii) the date on which the Participant becomes eligible for comparable benefits offered by a subsequent employer; or (iv) the date on which the Participant is no longer eligible to receive COBRA continuation coverage.
9.Section 4.3(a) (Payment Date - General Rule) of the Plan is hereby amended and restated in its entirety to read as follows:
(a)    General Rule. Notwithstanding any other provision of this Plan to the contrary, no payment shall be made prior to the Participant's Separation from Service. Except as noted below, the first installment of any severance pay due to a Participant pursuant to Section 4.1(a) (Employee Severance Benefits - Employee Severance Pay) or Section 4.2(a) (Officer Group Severance Benefits - Officer Group Severance Pay) shall be paid on the pay date following the close of the first pay period ending after the later of (1) the day on which the Employer receives the Participant's signed Release Agreement, or (2) the last day on which the Participant may revoke a previously executed and timely delivered Release Agreement; provided, however, that if any portion of the severance pay is subject to Section 409A of the Code, and if the Release Agreement consideration period, plus the Release Agreement revocation period, spans two calendar years, the severance period shall begin in the second calendar year. Installments shall continue throughout the severance period as described in Section 4.1(a) (Employee Severance Benefits - Employee Severance Pay) and Section 4.2(a) (Officer Group Severance Benefits - Officer Group Severance Pay). The lump sum payment to which a Participant may be entitled pursuant to Section 4.1(b) (Employee Severance Benefits - Employee Medical, Dental and Vision Coverage) or Section 4.2(b) (Officer Group Severance Benefits - Officer Group Medical, Dental and Vision Coverage) shall be paid on the same date on which the Participant receives the first installment of severance pay, as described in this Section 4.3(a). The prorated bonus to which a Participant who is a member of the Officer Group may be entitled pursuant to Section 4.2(e) (Officer Group Severance Benefits - Officer Group Prorated Bonus) shall be paid on the date on which the Employer makes payments to participants pursuant to the Incentive Compensation Plan.
10.This First Amendment amends only the provisions of the Plan as noted above, and those provisions not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this First Amendment.
IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of this _____ day of _______________, 2011.
UNISOURCE ENERGY CORPORATION

By:_____________________________
                    Its:_____________________________

SECOND AMENDMENT
TO THE
UNISOURCE ENERGY CORPORATION
SEVERANCE PAY PLAN
Effective as of March 4, 2010, UniSource Energy Corporation (the “Company”) adopted the UniSource Energy Corporation Severance Pay Plan (the “Plan”) to provide severance benefits to eligible employees. The Plan was amended on one prior occasion. Effective as of May 4, 2012, the Company changed its name to UNS Energy Corporation. By execution of this instrument, the Company desires to amend the Plan to reflect its name change as set forth below.
1.This Second Amendment shall be effective as of the date on which it is executed.
2.The name of the Plan is hereby amended to read as follows:
UNS ENERGY CORPORATION SEVERANCE PAY PLAN
3.The Introduction to the Plan is hereby amended and restated in its entirety to read as follows:
Effective as of March 4, 2010, UNS Energy Corporation (f/k/a UniSource Energy Corporation) hereby adopts the UNS Energy Corporation Severance Pay Plan (the “Plan”).

4.Section 2.1(i) (Definitions - Company) of the Plan is hereby amended and restated in its entirety to read as follows:
(i)    “Company” means UNS Energy Corporation (f/k/a UniSource Energy Corporation). As used in the Plan, “Company” also means any successor in interest to UNS Energy Corporation resulting from merger, consolidation, or transfer of substantially all of UNS Energy Corporation's assets.
5.Section 2.1(t) (Definitions - Plan) of the Plan is hereby amended and restated in its entirety to read as follows:

(t)    “Plan” means the UNS Energy Corporation Severance Pay Plan, as set forth in this document and as it may be amended from time to time.
6.Section 4.2(e) (Officer Group Severance Benefits - Officer Group Prorated Bonus) of the Plan is hereby amended and restated in its entirety to read as follows:
(3)    Officer Group Prorated Bonus. A Participant who is a member of the Officer Group also will be eligible to receive a pro rata payment pursuant to the Company's Performance Enhancement Plan or any successor plan (the “Incentive Compensation Plan”) for the year in which the Participant's Separation from Service occurs, with such payment being made at the same time as payments are made generally under the Incentive Compensation Plan. The pro rata payment will equal the amount that would otherwise be due (based on the performance of the Participant and/or the Company as determined under the Incentive Compensation Plan), if any, under the Incentive Compensation Plan for the relevant year pro rated based on the number of days that have elapsed in the year prior to the Participant's Separation from Service as compared to three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable.
7.The purpose of this Second Amendment is to change the name of the Plan. Unless the context indicates otherwise, all references to “UniSource Energy Corporation” are hereby replaced with references to “UNS Energy Corporation.” Any other provisions of the Plan which are inconsistent with this purpose are hereby amended to the extent necessary to complete the name change.
IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed as of this _____ day of _______________, 2013.
UNS ENERGY CORPORATION

By:__________________________
Its:__________________________